                                                                   Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to incorporation by reference in the registration statements (No. 33-95120, 33-93826, 333-15777 and 333-27537) on Forms S-3 of Aames Financial
Corporation (AFC) and in the registration statements (Nos. 33-44606, 333-01512, 333-12063 and 333-19675) on Forms S-8 of AFC, of our report dated August 16, 1996, relating to the balance sheet of One Stop Mortgage, Inc. as of June 30, 1996 and the related statements of operations, changes in stockholders' equity and cash flows for the period January 1, 1996 through June 30, 1996 and the period August 24, 1995 (inception) through December 31, 1995, which report appears in the June 30, 1997 annual report on Form 10-K of AFC.


                                       /s/ KPMG Peat Marwick LLP


Orange County California
September 29, 1997